Exhibit 99.1

Brookdale Announces Fourth Quarter and Full Year 2021 Results

Nashville, Tenn., February 14, 2022 - Brookdale Senior Living Inc. (NYSE: BKD) ("Brookdale" or the "Company") announced results for the quarter and full year ended December 31, 2021.

HIGHLIGHTS

•Fourth quarter revenue per available unit (RevPAR) increased approximately 4% compared to the prior year quarter, including an 80 basis point increase in occupancy.
•Fourth quarter consolidated weighted average occupancy grew 100 basis points sequentially.
•Liquidity of $537 million strengthened by two significant fourth quarter financing transactions.

"In 2021, we proved that we could drive a strong recovery while in the second year of the pandemic," said Lucinda ("Cindy") Baier, Brookdale’s President and CEO. "We delivered ten months of sequential weighted average occupancy growth and maintained rate growth and discipline. We executed several significant transactions during the year to strengthen our liquidity position. Our top priority continues to be the health and wellbeing of our residents and associates. In the fourth quarter, we rapidly completed one or more booster clinics for each of our communities, which can provide our residents incremental protection. For 2022, we will build on our strong foundation and are well positioned for accelerated growth."

SUMMARY OF FOURTH QUARTER RESULTS

Consolidated

The table below presents a summary of consolidated operating results.

			Year-Over-Year Increase / (Decrease)			Sequential Increase / (Decrease)
($ in millions)	4Q 2021	4Q 2020	Amount	Percent	3Q 2021	Amount	Percent
Senior housing resident fee revenue	$605.4	$585.5	$19.9	3.4%	$600.1	$5.3	0.9%
Health Care Services resident fee revenue (1)	—	92.0	(92.0)	n/a	—	—	n/a
Total resident fee revenue	605.4	677.5	(72.1)	(10.6)%	600.1	5.3	0.9%
Management fee revenue	3.4	10.2	(6.8)	(66.7)%	3.6	(0.2)	(5.6)%
Other operating income	0.2	78.3	(78.1)	(99.7)%	0.1	0.1	100.0%
Senior housing facility operating expense	488.3	484.7	3.6	0.7%	480.4	7.9	1.6%
Health Care Services facility operating expense (1)	—	92.1	(92.1)	n/a	—	—	n/a
Total facility operating expense	488.3	576.8	(88.5)	(15.3)%	480.4	7.9	1.6%
General and administrative expense	38.8	45.3	(6.5)	(14.3)%	43.8	(5.0)	(11.4)%
Net income (loss) (1)	(81.7)	(44.1)	37.6	85.3%	174.3	(256.0)	NM
Adjusted EBITDA (2)	35.8	98.6	(62.8)	(63.7)%	34.6	1.2	3.5%

(1)    The Company sold 80% of its equity in its Health Care Services segment (the "HCS Sale") on July 1, 2021. For periods beginning July 1, 2021, the results and financial position of the Health Care Services segment were deconsolidated from the Company's consolidated financial statements. Net income for the third quarter of 2021 includes a $288.2 million gain on the HCS Sale.
(2)    Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. See "Reconciliations of Non-GAAP Financial Measures" for the Company's definition of such measure, reconciliations to the most comparable GAAP financial measure, and other important information regarding the use of the Company's non-GAAP financial measures.

•Senior housing resident fee revenue.
•The Company estimates that the COVID-19 pandemic resulted in $75.6 million, $76.4 million, and $100.5 million of lost resident fee revenue in the consolidated senior housing portfolio for the fourth quarter of 2021, third quarter of 2021, and fourth quarter of 2020, respectively. The estimated lost resident fee revenue represents the difference between the actual resident fee revenue for the period and the Company's pre-pandemic expectations for the 2020 period.
•4Q 2021 vs 4Q 2020:
◦Consolidated RevPAR increased $155, or 4.2%, to $3,828 as a result of an increase in consolidated RevPOR of $158, or 3.1%, to $5,210 and an increase in consolidated weighted average occupancy of 80 basis points to 73.5%. The fourth quarter of 2021 was the first quarter with year-over-year RevPAR growth since the first full quarter of the COVID-19 pandemic. The increase in RevPOR was primarily the result of in-place rent increases and an occupancy mix shift to more memory care and skilled nursing services.
◦The disposition of six communities through sales of owned communities and lease terminations since the beginning of the fourth quarter of 2020 resulted in $5.1 million less in resident fees during the fourth quarter of 2021 compared to the fourth quarter of 2020.
•4Q 2021 vs 3Q 2021: Consolidated RevPAR increased $44, or 1.2%, to $3,828 as a result of an increase in consolidated weighted average occupancy of 100 basis points to 73.5%, partially offset by a decrease in consolidated RevPOR of 0.2%, to $5,210.

•Management fee revenue.
•Management fee revenue for the fourth quarter of 2021 was lower sequentially and on a year over year basis primarily due to the transition of management arrangements on certain former unconsolidated ventures in which the Company sold its interest and interim management agreements on formerly leased communities.

•Other operating income.
•The Company recognized $0.2 million of government grants as other operating income during the fourth quarter of 2021, compared to $78.3 million of government grants during the fourth quarter of 2020 and $0.1 million of government grants during the third quarter of 2021.

•Senior housing facility operating expense.
•4Q 2021 vs 4Q 2020:
◦Senior housing facility operating expense increased $3.6 million, or 0.7%, primarily due to an increase in labor expense resulting from the increased use of contract labor and overtime to cover open positions, partially offset by a decrease in incremental direct labor costs to respond to the COVID-19 pandemic and decreases in employee benefits expense and workers compensation expense.
◦The disposition of communities resulted in $5.5 million less in facility operating expenses during the fourth quarter of 2021 compared to the fourth quarter of 2020.
•4Q 2021 vs 3Q 2021: Senior housing facility operating expense increased $7.9 million, or 1.6%, primarily due to an increase in labor expense resulting from the increased use of contract labor to cover open positions and partially offset by a decrease in employee benefits expense.
•During the fourth quarter of 2021, third quarter of 2021, and fourth quarter of 2020, in the consolidated senior housing portfolio the Company incurred $3.4 million, $7.2 million, and $28.1 million, respectively, of incremental direct costs to respond to the COVID-19 pandemic, including costs for: acquisition of personal protective equipment ("PPE"), medical equipment, and cleaning and disposable food service supplies; enhanced cleaning and environmental sanitation; increased employee-related costs, including labor, workers compensation, and health plan expense; and COVID-19 testing of residents and associates where not otherwise covered by government payor or third-party insurance sources.

•General and administrative expense.
•4Q 2021 vs 4Q 2020: The decrease in general and administrative expense was primarily attributable to decreases in compensation costs primarily as a result of reductions in the Company's corporate headcount related to the HCS Sale, estimated employee benefits expense, and transaction costs.
•4Q 2021 vs 3Q 2021: The decrease in general and administrative expense was primarily attributable to decreases in estimated incentive compensation costs, estimated employee benefits expense, and transaction costs.

•Net income (loss).
•4Q 2021 vs 4Q 2020: The increase in net loss was primarily attributable to the $78.1 million decrease in other operating income, partially offset by a $21.2 million increase in benefit for income taxes and the increase in senior housing resident fee revenue.
•4Q 2021 vs 3Q 2021: The change in net income (loss) was primarily attributable to gain on sale of assets of $288.2 million recognized in the third quarter of 2021 for the HCS Sale, partially offset by a $38.7 million change in benefit (provision) for income taxes.

•Adjusted EBITDA.
•4Q 2021 vs 4Q 2020: The decrease in Adjusted EBITDA was primarily attributable to the $78.1 million decrease in other operating income, partially offset by the increase in senior housing resident fee revenue.
•4Q 2021 vs 3Q 2021: The increase in Adjusted EBITDA was primarily attributable to the increase in senior housing resident fee revenue and the decrease in general and administrative expense (excluding non-cash stock based compensation expense and transaction and organizational restructuring costs), partially offset by the increase in senior housing facility operating expense.

•COVID-19 impact.
•Vaccine Update: As of January 31, 2022, the Company's resident vaccine acceptance rate was above 95%. By November 2021, the U.S. Centers for Disease Control and Prevention ("CDC") recommended that all adults receive a vaccine booster dose. The Company has completed at least one booster vaccine clinic for all of its communities. In the second half of 2021, the Company adopted a policy requiring its associates to be vaccinated against COVID-19, subject to certain exceptions necessary to comply with applicable federal, state, and local laws.
•Rebuilding Occupancy. The Company continues to execute on key initiatives to rebuild occupancy lost due to the pandemic. In 2021, the Company achieved ten consecutive months of weighted average consolidated senior housing occupancy growth on a sequential basis. According to data from the National Investment Center for the Seniors Housing & Care Industry ("NIC"), senior housing occupancy increased 70 basis points from the third quarter to the fourth quarter of 2021 for stabilized portfolios. The Company's weighted average consolidated senior housing occupancy increased 100 basis points sequentially for the fourth quarter of 2021 compared to the third quarter of 2021. The Company began to experience its typical seasonality pattern in January 2022. The table below sets forth the Company's consolidated occupancy trend.

	Jan 2021	Feb 2021	Mar 2021	Apr 2021	May 2021	Jun 2021	Jul 2021	Aug 2021	Sep 2021	Oct 2021	Nov 2021	Dec 2021	Jan 2022
Weighted average	70.0%	69.4%	69.4%	69.9%	70.5%	71.2%	72.0%	72.5%	73.0%	73.3%	73.5%	73.6%	73.4%
Month end	70.4%	70.1%	70.6%	71.1%	71.6%	72.6%	73.3%	73.7%	74.2%	74.5%	74.3%	74.5%	74.2%

•Community Response. As of January 31, 2022, substantially all of the Company's communities were open for new resident move-ins. The Company may revert to more restrictive measures at its communities, including restrictions on visitors and move-ins, if the pandemic worsens, as a result of infections at a community, as necessary to comply with regulatory requirements, or at the direction of authorities having jurisdiction.
•Financial Relief. In September 2021, the U.S. Department of Health and Human Services ("HHS") announced that it has allocated $17.0 billion for a Phase 4 general distribution from the Provider Relief Fund. During the fourth quarter of 2021, the Company applied for the Phase 4 general distribution. The Company expects to receive the Phase 4 general distribution during the first half of 2022. The Company intends to pursue any additional funding that may become available. There can be no assurance that the Company will qualify for, or receive, such future grants in the amount it expects, that additional restrictions on the permissible uses or terms and conditions of the grants will not be imposed by HHS, or that future funding programs will be made available for which it qualifies.

Same Community Senior Housing (Independent Living (IL), Assisted Living and Memory Care (AL/MC), and CCRCs)

The table below presents a summary of same community operating results and metrics of the Company's consolidated senior housing portfolio.(3)

			Year-Over-Year Increase / (Decrease)			Sequential Increase / (Decrease)
($ in millions, except RevPAR and RevPOR)	4Q 2021	4Q 2020	Amount	Percent	3Q 2021	Amount	Percent
RevPAR	$3,827	$3,685	$142	3.9%	$3,780	$47	1.2%
Weighted average occupancy	73.6%	72.8%	80 bps	n/a	72.5%	110 bps	n/a
RevPOR	$5,204	$5,064	$140	2.8%	$5,213	$(9)	(0.2)%
Facility operating expense	$459.1	$449.1	$10.0	2.2%	$448.3	$10.8	2.4%

(3)    The same community portfolio includes operating results and data for 632 communities consolidated and operational for the full period in both comparison years. Consolidated communities excluded from the same community portfolio include communities acquired or disposed of since the beginning of the prior year, communities classified as assets held for sale, certain communities planned for disposition, certain communities that have undergone or are undergoing expansion, redevelopment, and repositioning projects, and certain communities that have experienced a casualty event that significantly impacts their operations. To aid in comparability, same community operating results exclude natural disaster expense.

•Resident fees.
•The Company estimates that the COVID-19 pandemic resulted in $72.2 million, $73.7 million, and $94.9 million of lost resident fee revenue for the Company's same community senior housing portfolio for the fourth quarter of 2021, third quarter of 2021, and fourth quarter of 2020, respectively.
•4Q 2021 vs 4Q 2020: Same community resident fees increased $21.2 million to $570.2 million attributable to the increase in RevPOR and the increase in occupancy. The increase in RevPOR was primarily the result of in-place rent increases and an occupancy mix shift to more memory care and skilled nursing services.
•4Q 2021 vs 3Q 2021: Same community resident fees increased $7.0 million to $570.2 million primarily attributable to the increase in occupancy.

•Facility operating expense.
•4Q 2021 vs 4Q 2020: The year-over-year increase was primarily due to an increase in labor expense resulting from the increased use of contract labor and overtime to cover open positions, partially offset by a decrease in incremental direct labor costs to respond to the COVID-19 pandemic and decreases in employee benefits expense and workers compensation expense.
•4Q 2021 vs 3Q 2021: The increase was primarily due to an increase in labor expense resulting from the increased use of contract labor and overtime to cover open positions, partially offset by a decrease in employee benefits expense.
•The Company's same community senior housing portfolio incurred $3.2 million, $6.4 million, and $26.1 million of incremental direct costs during the fourth quarter of 2021, third quarter of 2021, and fourth quarter of 2020, respectively, to respond to the COVID-19 pandemic.

LIQUIDITY

The table below presents a summary of the Company’s net cash provided by (used in) operating activities and Adjusted Free Cash Flow.

			Year-Over-Year Increase / (Decrease)		Sequential Increase / (Decrease)
($ in millions)	4Q 2021	4Q 2020		3Q 2021
Net cash provided by (used in) operating activities	$(81.4)	$73.5	$(154.9)	$7.2	$(88.6)
Adjusted Free Cash Flow (4)	(138.7)	19.9	(158.6)	(42.6)	(96.1)

(4)    Adjusted Free Cash Flow is a financial measure that is not calculated in accordance with GAAP. See "Reconciliations of Non-GAAP Financial Measures" for the Company's definition of such measure, reconciliations to the most comparable GAAP financial measure and other important information regarding the use of the Company's non-GAAP financial measures.

•Net cash provided by (used in) operating activities.
•4Q 2021 vs 4Q 2020: The change in net cash provided by (used in) operating activities was primarily attributable to $77.2 million of Provider Relief Funds and other government grants received during the prior year period, $22.5 million of the employer portion of social security payroll taxes deferred during the prior year period, and $31.6 million paid during the current year period for previously deferred payroll taxes. These changes were partially offset by an increase in same community resident fee revenue compared to the prior year period.
•4Q 2021 vs 3Q 2021: The change in net cash provided by (used in) operating activities was primarily attributable to $31.6 million paid during the current period for previously deferred payroll taxes and increases in cash payments for employee compensation and real estate taxes compared to the prior period.

•Adjusted Free Cash Flow.
•4Q 2021 vs 4Q 2020: The $158.6 million change in Adjusted Free Cash Flow was primarily attributable to the change in net cash provided by operating activities and an increase in non-development capital expenditures, net compared to the prior year period.
•4Q 2021 vs 3Q 2021: The $96.1 million change in Adjusted Free Cash Flow was primarily attributable to the change in net cash provided by operating activities and an increase in non-development capital expenditures, net compared to the prior period.

•Total Liquidity. Total liquidity of $536.8 million as of December 31, 2021 included $347.0 million of unrestricted cash and cash equivalents, $182.4 million of marketable securities, and $7.4 million of availability on the Company's secured credit facility. Total liquidity as of December 31, 2021 decreased $108.9 million from September 30, 2021, primarily attributable to negative $138.7 million of Adjusted Free Cash Flow and net cash used in financing activities, partially offset by $35.0 million of distributions from the Company's unconsolidated Health Care Services venture.

TRANSACTION AND FINANCING UPDATE

•Convertible Debt Issuance: On October 1, 2021, the Company issued $230.0 million principal amount of 2.00% convertible senior notes due 2026. The Company received net proceeds of $224.3 million after the deduction of the initial purchasers' discount. The Company used $15.9 million of the net proceeds to pay the Company’s cost of capped call transactions entered into in connection with the issuance, which are expected generally to reduce or offset potential dilution to holders of the Company’s common stock.

•Mortgage Financing: On December 17, 2021, the Company obtained $100.0 million of debt secured by the non-recourse first mortgages on 11 communities. The loan bears interest at a variable rate equal to the 30-day Secured Overnight Financing Rate ("SOFR") plus a margin of 215 basis points and matures in January 2025, with the option to extend for two additional terms of one year each.

•Debt Repayment: During the fourth quarter of 2021, the Company repaid a $45.0 million high-interest-rate note payable and $284.4 million of mortgage debt, including $143.0 million of mortgage debt secured by the 11 communities for which $100.0 million of debt was obtained. Such repayments represented substantially all of the Company's remaining 2022 maturities.

•Health Care Services Venture: On November 1, 2021, the Company's unconsolidated Health Care Services venture sold certain home health, hospice, and outpatient therapy agencies in areas not served by affiliates of HCA Healthcare, Inc. to LHC Group Inc. Upon the completion of the sale, the Company received $35.0 million of cash distributions from the venture from the net sale proceeds. The Company continues to own a 20% equity interest in the remaining Health Care Services venture, which continues to operate home health, hospice, and outpatient therapy agencies in areas served by affiliates of HCA Healthcare, Inc.

FULL YEAR RESULTS

Consolidated

The table below presents a summary of consolidated operating results.

			Year-Over-Year Increase / (Decrease)
($ in millions)	2021	2020	Amount	Percent
Senior housing resident fee revenue	$2,369.6	$2,525.8	$(156.2)	(6.2)%
Health Care Services resident fee revenue (5)	174.2	366.8	(192.6)	(52.5)%
Total resident fee revenue	2,543.8	2,892.6	(348.8)	(12.1)%
Management fee revenue	20.6	130.7	(110.1)	(84.2)%
Other operating income	12.4	115.7	(103.3)	(89.3)%
Senior housing facility operating expense	1,904.4	1,954.1	(49.7)	(2.5)%
Health Care Services facility operating expense (5)	171.5	387.8	(216.3)	(55.8)%
Total facility operating expense	2,075.9	2,341.9	(266.0)	(11.4)%
General and administrative expense	184.9	206.6	(21.7)	(10.5)%
Net income (loss) (5)	(99.4)	81.9	(181.3)	NM
Adjusted EBITDA (6)	138.5	264.4	(125.9)	(47.6)%
$100.0 million management termination fee and one-time cash lease payment	—	19.2	(19.2)	NM
Adjusted EBITDA, excluding $100.0 million management termination fee and one- time cash lease payment	138.5	283.6	(145.1)	(51.2)%

(5)    The Company sold 80% of its equity in its Health Care Services segment on July 1, 2021 and recognized a $286.5 million gain on the sale. For periods beginning July 1, 2021, the results and financial position of the Health Care Services segment are deconsolidated from the Company's consolidated financial statements.
(6)    Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. See "Reconciliations of Non-GAAP Financial Measures" for the Company's definition of such measure, reconciliations to the most comparable GAAP financial measure, and other important information regarding the use of the Company's non-GAAP financial measures. Unless otherwise indicated, Adjusted EBITDA for 2020 includes the $100.0 million management agreement termination fee payment received from Healthpeak Properties, Inc. ("Healthpeak") in connection with the sale of the Company's ownership interest in the entry fee CCRC venture, which closed on January 31, 2020, and the $119.2 million one-time cash lease payment made to Ventas, Inc. ("Ventas") in connection with the Company’s lease restructuring transaction effective July 26, 2020.

OUTLOOK

For the full year 2022, the Company is providing the following guidance:

Full Year 2022 Guidance
RevPAR growth	10% - 12%
Adjusted EBITDA	$240 million - $260 million

This guidance excludes the potential impact of any additional government financial relief including distributions from the Provider Relief Fund, and future acquisition or disposition activity other than the planned disposition of two communities classified as held for sale and the termination of the Company's lease obligations on two communities for which it has provided notice of non-renewal. Reconciliation of the non-GAAP financial measure included in the foregoing guidance to the most comparable GAAP financial measure is not available without unreasonable effort due to the inherent difficulty in forecasting the timing or amounts of items required to reconcile Adjusted EBITDA from the Company's net income (loss). Variability in the timing or amounts of items required to reconcile the measure may have a significant impact on the Company's future GAAP results.

SUPPLEMENTAL INFORMATION

The Company will post on its website at www.brookdaleinvestors.com supplemental information relating to the Company's fourth quarter and full year 2021 results, an updated investor presentation, and a copy of this earnings release. The supplemental information and a copy of this earnings release will also be furnished in a Form 8-K to be filed with the SEC.

EARNINGS CONFERENCE CALL

Brookdale's management will conduct a conference call to discuss the financial results for the fourth quarter and full year 2021 on February 15, 2022 at 9:00 AM ET. The conference call can be accessed by dialing (844) 200-6205 (from within the U.S.) or (929) 526-1599 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the access code "868526".

A webcast of the conference call will be available to the public on a listen-only basis at www.brookdaleinvestors.com. Please allow extra time before to the call to download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available through the website following the call.

For those who cannot listen to the live call, a replay of the webcast will be available until 11:59 PM ET on February 22, 2022 by dialing (866) 813-9403 (from within the U.S.) or +44 (204) 525-0658 (from outside of the U.S.) and referencing access code “854859”.

ABOUT BROOKDALE SENIOR LIVING

Brookdale Senior Living Inc. is the nation’s premier operator of senior living communities. The Company is committed to its mission of enriching the lives of the people it serves with compassion, respect, excellence, and integrity. The Company operates independent living, assisted living, memory care, and continuing care retirement communities. Through its comprehensive network, Brookdale helps to provide seniors with care and services in an environment that feels like home. The Company’s expertise in healthcare, hospitality, and real estate provides residents with opportunities to improve wellness, pursue passions and stay connected with friends and loved ones. Brookdale operates and manages 679 communities in 41 states as of December 31, 2021, with the ability to serve more than 60,000 residents. Brookdale's stock trades on the New York Stock Exchange under the ticker symbol BKD. For more information, visit brookdale.com or connect with Brookdale on Facebook at facebook.com/brookdaleseniorliving or Twitter at twitter.com/brookdaleliving.

DEFINITIONS OF RevPAR AND RevPOR

RevPAR, or average monthly senior housing resident fee revenue per available unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding revenue from the former Health Care Services segment, revenue for private duty services provided to seniors living outside of the Company's communities, and entrance fee amortization), divided by the weighted average number of available units in the corresponding portfolio for the period, divided by the number of months in the period.

RevPOR, or average monthly senior housing resident fee revenue per occupied unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding revenue from the former Health Care Services segment, revenue for private duty services provided to seniors living outside of the Company's communities, and entrance fee amortization), divided by the weighted average number of occupied units in the corresponding portfolio for the period, divided by the number of months in the period.

SAFE HARBOR

Certain statements in this press release and the associated earnings call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding the Company's intent, belief or expectations. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "could," "would," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "believe," "project," "predict," "continue," "plan," "target," or other similar words or expressions. These forward-looking statements are based on certain assumptions and expectations, and the Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its assumptions or expectations will be attained and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on the Company's operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the impacts of the COVID-19 pandemic, including the response efforts of federal, state, and local government authorities, businesses, individuals, and the Company on the Company's business, results of operations, cash flow, revenue, expenses, liquidity, and its strategic initiatives, including plans for future growth, which will depend on many factors, some of which cannot be foreseen, including the duration, severity, and breadth of the pandemic and any resurgence or variants of the disease, the impact of COVID-19 on the nation’s economy and debt and equity markets and the local economies in the Company's markets, the development, availability, utilization, and efficacy of COVID-19 testing, therapeutic agents, and vaccines and the prioritization of such resources among businesses and demographic groups, government financial and regulatory relief efforts that may become available to business and individuals, including the Company's ability to qualify for and satisfy the terms and conditions of financial relief, perceptions regarding the safety of senior living communities during and after the pandemic, changes in demand for senior living communities and the Company's ability to adapt its sales and marketing efforts to meet that demand, the impact of COVID-19 on the Company's residents’ and their families’ ability to afford its resident fees, including due to changes in unemployment rates, consumer confidence, housing markets, and equity markets caused by COVID-19, changes in the acuity levels of the Company's new residents, the disproportionate impact of COVID-19 on seniors generally and those residing in the Company's communities, the duration and costs of the Company's response efforts, including increased equipment, supplies, labor, litigation, testing, vaccination clinic, health plan, and other expenses, potentially greater use of contract labor and overtime due to COVID-19 and general labor market conditions, the impact of COVID-19 on the Company's ability to complete financings and refinancings of various assets, or other transactions or to generate sufficient cash flow to cover required debt, interest, and lease payments and to satisfy financial and other covenants in its debt and lease documents, increased regulatory requirements, including the costs of unfunded, mandatory testing of residents and associates and provision of test kits to the Company's health plan participants, increased enforcement actions resulting from COVID-19, government action that may limit the Company's collection or discharge efforts for delinquent accounts, and the frequency and magnitude of legal actions and liability claims that may arise due to COVID-19 or the Company's response efforts; events which adversely affect the ability of seniors to afford resident fees, including downturns in the economy, housing market, consumer confidence, or the equity markets and unemployment among resident family members; changes in reimbursement rates, methods, or timing under governmental reimbursement programs including the Medicare and Medicaid programs; the effects of senior housing construction and development, lower industry occupancy (including due to the pandemic), and increased competition; conditions of housing markets, regulatory changes, acts of nature, and the effects of climate change in geographic areas where the Company is concentrated; terminations of the Company's resident agreements and vacancies in the living spaces it leases, including due to the pandemic; failure to maintain the security and functionality of the Company's information systems, to prevent a cybersecurity attack or breach, or to comply with applicable privacy and consumer protection laws, including HIPAA; the Company's ability to complete its capital expenditures in accordance with its plans; the Company's ability to identify and pursue development, investment, and acquisition opportunities and its ability to successfully integrate acquisitions; competition for the acquisition of assets; the Company's ability to complete pending or expected disposition, acquisition, or other transactions on agreed upon terms or at all, including in respect of the satisfaction of closing conditions, the risk that regulatory approvals are not obtained or are subject to unanticipated conditions, and uncertainties as to the timing of closing, and the Company's ability to identify and pursue any such opportunities in the future; risks related to the implementation of the Company's strategy, including initiatives undertaken to execute on the Company's strategic priorities and their effect on its results; limits on the Company's ability to use net operating loss carryovers to reduce future tax payments; delays in obtaining regulatory approvals; disruptions in the financial markets or decreases in the appraised values or performance of the Company's communities that affect the Company's ability to obtain financing or extend or refinance debt as it matures and the Company's financing costs; the Company's ability to generate sufficient cash flow to cover required interest, principal, and long-term lease payments and to fund its planned capital projects; the effect of the Company's non-compliance with any of its debt or lease agreements (including the financial covenants contained therein), including the risk of lenders or lessors declaring a cross default in the event of the Company's non-compliance with any such agreements and the risk of loss of the Company's property securing leases and indebtedness due to any resulting lease terminations and foreclosure actions; the effect of the Company's indebtedness and long-term leases on the Company's liquidity and its ability to operate its business; increases in market interest rates that increase the costs of the Company's debt obligations; the Company's ability to obtain additional capital on terms acceptable to it; departures of key officers and potential disruption caused by changes in management; increased competition for, or a shortage of, associates (including due to the pandemic or general labor market conditions), wage pressures resulting from increased competition, low unemployment levels, minimum wage increases and changes in overtime laws, and union activity; environmental contamination at any of the Company's communities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against the Company, including class action and stockholder derivative complaints; the cost and difficulty of complying with increasing and evolving regulation; costs to respond to, and adverse determinations resulting from, government reviews, audits and investigations; changes in, or its failure to comply with, employment-related laws and regulations; unanticipated costs to comply with legislative or regulatory developments; the risks associated with current global economic conditions and general economic factors such as inflation, the consumer price index, commodity costs, fuel and other energy costs, competition in the labor market, costs of salaries, wages, benefits, and insurance, interest rates, and tax rates; the impact of seasonal contagious illness or an outbreak of COVID-19 or other contagious disease in the markets in which the Company operates; actions of activist stockholders, including a proxy contest; as well as other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including those set forth in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect management's views as of the date of this press release and/or associated earnings call. The Company cannot guarantee future results, levels of activity, performance or achievements, and, except as required by law, it expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained in this press release and/or associated earnings call to reflect any change in the Company's expectations with regard thereto or change in events, conditions, or circumstances on which any statement is based.

Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except per share data)	2021	2020	2021	2020
Revenue
Resident fees	$605,425	$677,460	$2,543,848	$2,892,567
Management fees	3,413	10,230	20,598	130,690
Reimbursed costs incurred on behalf of managed communities	34,794	86,186	181,445	401,189
Other operating income	236	78,291	12,368	115,749
Total revenue and other operating income	643,868	852,167	2,758,259	3,540,195

Expense
Facility operating expense (excluding facility depreciation and amortization of $79,879, $81,642, $313,830, and $334,768, respectively)	488,282	576,813	2,075,863	2,341,859
General and administrative expense (including non-cash stock-based compensation expense of $3,392, $2,535, $16,270, and $20,747, respectively)	38,761	45,324	184,916	206,575
Facility operating lease expense	42,850	45,553	174,358	224,033
Depreciation and amortization	85,571	87,513	337,613	359,226
Asset impairment	9,609	10,579	23,003	107,308
Loss (gain) on facility operating lease termination, net	(2,003)	(2,303)	(2,003)	(2,303)
Costs incurred on behalf of managed communities	34,794	86,186	181,445	401,189
Total operating expense	697,864	849,665	2,975,195	3,637,887
Income (loss) from operations	(53,996)	2,502	(216,936)	(97,692)

Interest income	301	494	1,349	4,799
Interest expense:
Debt	(34,925)	(36,172)	(141,409)	(153,817)
Financing lease obligations	(11,733)	(11,452)	(46,282)	(48,534)
Amortization of deferred financing costs	(1,457)	(1,827)	(7,449)	(6,428)
Gain (loss) on debt modification and extinguishment, net	(1,932)	(211)	(1,932)	10,896
Equity in earnings (loss) of unconsolidated ventures	(1,547)	(1,244)	10,394	(2,107)
Gain (loss) on sale of assets, net	(573)	513	288,835	374,532
Other non-operating income (loss)	740	1,050	5,903	5,648
Income (loss) before income taxes	(105,122)	(46,347)	(107,527)	87,297
Benefit (provision) for income taxes	23,402	2,208	8,163	(5,352)
Net income (loss)	(81,720)	(44,139)	(99,364)	81,945
Net (income) loss attributable to noncontrolling interest	18	19	74	74
Net income (loss) attributable to Brookdale Senior Living Inc. common stockholders	$(81,702)	$(44,120)	$(99,290)	$82,019

Net income (loss) per share attributable to Brookdale Senior Living Inc. common stockholders:
Basic	$(0.44)	$(0.24)	$(0.54)	$0.45
Diluted	$(0.44)	$(0.24)	$(0.54)	$0.44

Weighted average common shares outstanding:
Basic	185,370	183,389	184,975	183,498
Diluted	185,370	183,389	184,975	184,386

Condensed Consolidated Balance Sheets

(in thousands)	December 31, 2021	December 31, 2020
Cash and cash equivalents	$347,031	$380,420
Marketable securities	182,393	172,905
Restricted cash	26,845	28,059
Accounts receivable, net	51,137	109,221
Assets held for sale	3,642	16,061
Prepaid expenses and other current assets, net	87,946	66,937
Total current assets	698,994	773,603
Property, plant and equipment and leasehold intangibles, net	4,904,292	5,068,060
Operating lease right-of-use assets	630,423	788,138
Other assets, net	176,758	271,957
Total assets	$6,410,467	$6,901,758

Current portion of long-term debt	$63,125	$68,885
Current portion of financing lease obligations	22,151	19,543
Current portion of operating lease obligations	148,642	146,226
Other current liabilities	398,036	456,079
Total current liabilities	631,954	690,733
Long-term debt, less current portion	3,778,087	3,847,103
Financing lease obligations, less current portion	532,136	543,764
Operating lease obligations, less current portion	681,876	819,429
Other liabilities	86,791	198,000
Total liabilities	5,710,844	6,099,029
Total Brookdale Senior Living Inc. stockholders' equity	697,402	800,434
Noncontrolling interest	2,221	2,295
Total equity	699,623	802,729
Total liabilities and equity	$6,410,467	$6,901,758

Condensed Consolidated Statements of Cash Flows

	Years Ended December 31,
(in thousands)	2021	2020
Cash Flows from Operating Activities
Net income (loss)	$(99,364)	$81,945
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss (gain) on debt modification and extinguishment, net	1,932	(10,896)
Depreciation and amortization, net	345,062	365,654
Asset impairment	23,003	107,308
Equity in (earnings) loss of unconsolidated ventures	(10,394)	2,107
Distributions from unconsolidated ventures from cumulative share of net earnings	6,191	766
Amortization of entrance fees	(1,758)	(2,122)
Proceeds from deferred entrance fee revenue	3,562	734
Deferred income tax (benefit) provision	(9,837)	(5,840)
Operating lease expense adjustment	(23,280)	(136,276)
Loss (gain) on sale of assets, net	(288,835)	(374,532)
Loss (gain) on facility operating lease termination, net	(2,003)	(2,303)
Non-cash stock-based compensation expense	16,270	20,747
Other	(4,689)	(2,777)
Changes in operating assets and liabilities:
Accounts receivable, net	502	24,277
Prepaid expenses and other assets, net	(15,483)	24,707
Trade accounts payable and accrued expenses	(54,032)	27,294
Refundable fees and deferred revenue	(10,066)	62,614
Operating lease assets and liabilities for lessor capital expenditure reimbursements	30,965	22,242
Operating lease assets and liabilities for lease termination	(2,380)	—
Net cash provided by (used in) operating activities	(94,634)	205,649
Cash Flows from Investing Activities
Change in lease security deposits and lease acquisition deposits, net	(100)	3,569
Purchase of marketable securities	(362,257)	(378,269)
Sale and maturities of marketable securities	352,988	275,000
Capital expenditures, net of related payables	(176,657)	(185,871)
Acquisition of assets, net of related payables and cash received	—	(472,193)
Investment in unconsolidated ventures	(5,436)	(4,082)
Distributions received from unconsolidated ventures	37,113	—
Proceeds from sale of assets, net	334,006	331,316
Proceeds from notes receivable	1,800	5,419
Net cash provided by (used in) investing activities	181,457	(425,111)
Cash Flows from Financing Activities
Proceeds from debt	352,962	963,099
Repayment of debt and financing lease obligations	(441,571)	(538,859)
Proceeds from line of credit	—	166,381
Repayment of line of credit	—	(166,381)
Purchase of treasury stock, net of related payables	—	(18,123)
Purchase of capped call transactions	(15,916)	—
Payment of financing costs, net of related payables	(3,904)	(19,649)
Payments of employee taxes for withheld shares	(4,820)	(4,037)
Other	(408)	482
Net cash provided by (used in) financing activities	(113,657)	382,913
Net increase (decrease) in cash, cash equivalents, and restricted cash	(26,834)	163,451
Cash, cash equivalents, and restricted cash at beginning of period	465,148	301,697
Cash, cash equivalents, and restricted cash at end of period	$438,314	$465,148

Non-GAAP Financial Measures

This earnings release contains the financial measures Adjusted EBITDA and Adjusted Free Cash Flow, which are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). Presentations of these non-GAAP financial measures are intended to aid investors in better understanding the factors and trends affecting the Company’s performance and liquidity. However, investors should not consider these non-GAAP financial measures as a substitute for financial measures determined in accordance with GAAP, including net income (loss), income (loss) from operations, or net cash provided by (used in) operating activities. The Company cautions investors that amounts presented in accordance with the Company’s definitions of these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies because not all companies calculate non-GAAP measures in the same manner. The Company urges investors to review the following reconciliations of these non-GAAP financial measures from the most comparable financial measures determined in accordance with GAAP.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP performance measure that the Company defines as net income (loss) excluding: benefit/provision for income taxes, non-operating income/expense items, and depreciation and amortization; and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, cost reduction, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods. For the periods presented herein, such other items include non-cash impairment charges, gain/loss on facility operating lease termination, operating lease expense adjustment, non-cash stock-based compensation expense, and transaction and organizational restructuring costs. Transaction costs include those directly related to acquisition, disposition, financing and leasing activity, and stockholder relations advisory matters, and are primarily comprised of legal, finance, consulting, professional fees, and other third-party costs. Organizational restructuring costs include those related to the Company’s efforts to reduce general and administrative expense and its senior leadership changes, including severance.

The Company believes that presentation of Adjusted EBITDA as a performance measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective core operating performance, and to make day-to-day operating decisions; (ii) it provides an assessment of operational factors that management can impact in the short-term, namely revenues and the controllable cost structure of the organization, by eliminating items related to the Company’s financing and capital structure and other items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods; and (iii) the Company believes that this measure is used by research analysts and investors to evaluate the Company’s operating results and to value companies in its industry.

Adjusted EBITDA has material limitations as a performance measure, including: (i) excluded interest and income tax are necessary to operate the Company’s business under its current financing and capital structure; (ii) excluded depreciation, amortization and impairment charges may represent the wear and tear and/or reduction in value of the Company’s communities, goodwill, and other assets and may be indicative of future needs for capital expenditures; and (iii) the Company may incur income/expense similar to those for which adjustments are made, such as gain/loss on sale of assets, facility operating lease termination, or debt modification and extinguishment, non-cash stock-based compensation expense, and transaction and other costs, and such income/expense may significantly affect the Company’s operating results.

The tables below reconcile the Company's Adjusted EBITDA from net income (loss).

	Three Months Ended
(in thousands)	December 31, 2021	September 30, 2021	December 31, 2020
Net income (loss)	$(81,720)	$174,263	$(44,139)
Provision (benefit) for income taxes	(23,402)	15,279	(2,208)
Equity in (earnings) loss of unconsolidated ventures	1,547	1,474	1,244
Loss (gain) on debt modification and extinguishment, net	1,932	—	211
Loss (gain) on sale of assets, net	573	(288,375)	(513)
Other non-operating (income) loss	(740)	(571)	(1,050)
Interest expense	48,115	49,361	49,451
Interest income	(301)	(286)	(494)
Income (loss) from operations	(53,996)	(48,855)	2,502
Depreciation and amortization	85,571	84,560	87,513
Asset impairment	9,609	639	10,579
Loss (gain) on facility operating lease termination, net	(2,003)	—	(2,303)
Operating lease expense adjustment	(7,017)	(6,273)	(4,000)
Non-cash stock-based compensation expense	3,392	3,568	2,535
Transaction and organizational restructuring costs	293	943	1,778
Adjusted EBITDA(7)	$35,849	$34,582	$98,604

(7)    Adjusted EBITDA includes $0.2 million, $0.1 million, and $78.3 million benefit for the three months ended December 31, 2021, September 30, 2021, and December 31, 2020, respectively, of Provider Relief Funds and other government grants and credits recognized in other operating income.

	Years Ended December 31,
(in thousands)	2021	2020
Net income (loss)	$(99,364)	$81,945
Provision (benefit) for income taxes	(8,163)	5,352
Equity in (earnings) loss of unconsolidated ventures	(10,394)	2,107
Loss (gain) on debt modification and extinguishment, net	1,932	(10,896)
Loss (gain) on sale of assets, net	(288,835)	(374,532)
Other non-operating (income) loss	(5,903)	(5,648)
Interest expense	195,140	208,779
Interest income	(1,349)	(4,799)
Income (loss) from operations	(216,936)	(97,692)
Depreciation and amortization	337,613	359,226
Asset impairment	23,003	107,308
Loss (gain) on facility operating lease termination, net	(2,003)	(2,303)
Operating lease expense adjustment	(23,280)	(136,276)
Non-cash stock-based compensation expense	16,270	20,747
Transaction and organizational restructuring costs	3,809	13,377
Adjusted EBITDA(8)	$138,476	$264,387
$100.0 million management termination fee	—	(100,000)
$119.2 million one-time cash lease payment	—	119,180
Adjusted EBITDA, excluding $100.0 million management termination fee and $119.2 million one-time cash lease payment	$138,476	$283,567

(8)    Adjusted EBITDA includes:
•$12.4 million and $115.7 million benefit for the years ended December 31, 2021 and 2020, respectively, of Provider Relief Funds and other government grants and credits recognized in other operating income
•$119.2 million for the year ended December 31, 2020 for the one-time cash lease payment made to Ventas in connection with the Company's lease restructuring transaction effective July 26, 2020
•$100.0 million benefit for the year ended December 31, 2020 for the management agreement termination fee payment received from Healthpeak in connection with the sale of the Company's ownership interest in the entry fee CCRC venture

Adjusted Free Cash Flow

Adjusted Free Cash Flow is a non-GAAP liquidity measure that the Company defines as net cash provided by (used in) operating activities before: distributions from unconsolidated ventures from cumulative share of net earnings, changes in prepaid insurance premiums financed with notes payable, changes in operating lease assets and liabilities for lease termination, cash paid/received for gain/loss on facility operating lease termination, and lessor capital expenditure reimbursements under operating leases; plus: property insurance proceeds and proceeds from refundable entrance fees, net of refunds; less: non-development capital expenditures and payment of financing lease obligations. Non-development capital expenditures are comprised of corporate and community-level capital expenditures, including those related to maintenance, renovations, upgrades, and other major building infrastructure projects for the Company’s communities and is presented net of lessor reimbursements. Non-development capital expenditures do not include capital expenditures for: community expansions, major community redevelopment and repositioning projects, and the development of new communities.

The Company believes that presentation of Adjusted Free Cash Flow as a liquidity measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective sources of operating liquidity, and to review the Company’s ability to service its outstanding indebtedness, pay dividends to stockholders, engage in share repurchases, and make capital expenditures, including development capital expenditures; and (ii) it provides an indicator to management to determine if adjustments to current spending decisions are needed.

Adjusted Free Cash Flow has material limitations as a liquidity measure, including: (i) it does not represent cash available for dividends, share repurchases, or discretionary expenditures since certain non-discretionary expenditures, including mandatory debt principal payments, are not reflected in this measure; (ii) the cash portion of non-recurring charges related to gain/loss on facility lease termination generally represent charges/gains that may significantly affect the Company’s liquidity; and (iii) the impact of timing of cash expenditures, including the timing of non-development capital expenditures, limits the usefulness of the measure for short-term comparisons.

The tables below reconcile Adjusted Free Cash Flow from net cash provided by (used in) operating activities.

	Three Months Ended
(in thousands)	December 31, 2021	September 30, 2021	December 31, 2020
Net cash provided by (used in) operating activities	$(81,387)	$7,200	$73,499
Net cash provided by (used in) investing activities	(20,272)	203,974	(81,147)
Net cash provided by (used in) financing activities	(37,926)	(19,177)	(20,279)
Net increase (decrease) in cash, cash equivalents, and restricted cash	$(139,585)	$191,997	$(27,927)

Net cash provided by (used in) operating activities	$(81,387)	$7,200	$73,499
Distributions from unconsolidated ventures from cumulative share of net earnings	—	(836)	—
Changes in prepaid insurance premiums financed with notes payable	(4,634)	(4,151)	(5,823)
Changes in operating lease assets and liabilities for lease termination	2,380	—	—
Changes in assets and liabilities for lessor capital expenditure reimbursements under operating leases	(3,908)	(11,551)	(8,602)
Non-development capital expenditures, net	(45,972)	(28,193)	(34,643)
Payment of financing lease obligations	(5,182)	(5,039)	(4,556)
Adjusted Free Cash Flow (9)	$(138,703)	$(42,570)	$19,875

(9)     Adjusted Free Cash Flow includes transaction and organizational restructuring costs of $0.3 million, $0.9 million, and $1.8 million for the three months ended December 31, 2021, September 30, 2021, and December 31, 2020, respectively. Additionally, Adjusted Free Cash Flow includes:
•$0.6 million, $1.1 million, and $77.2 million benefit for the three months ended December 31, 2021, September 30, 2021, and December 31, 2020, respectively, from Provider Relief Funds and other government grants and credits received
•$3.0 million and $3.5 million recoupment of accelerated/advanced Medicare payments for the three months ended December 31, 2021 and September 30, 2021, respectively
•$31.6 million paid during the three months ended December 31, 2021 for payroll taxes deferred for the year ended December 31, 2020
•$22.5 million benefit from payroll taxes deferred for the three months ended December 31, 2020

	Years Ended December 31,
(in thousands)	2021	2020
Net cash provided by (used in) operating activities	$(94,634)	$205,649
Net cash provided by (used in) investing activities	181,457	(425,111)
Net cash provided by (used in) financing activities	(113,657)	382,913
Net increase (decrease) in cash, cash equivalents, and restricted cash	$(26,834)	$163,451

Net cash provided by (used in) operating activities	$(94,634)	$205,649
Distributions from unconsolidated ventures from cumulative share of net earnings	(6,191)	(766)
Changes in operating lease assets and liabilities for lease termination	2,380	—
Changes in assets and liabilities for lessor capital expenditure reimbursements under operating leases	(30,965)	(22,242)
Non-development capital expenditures, net	(137,410)	(139,592)
Payment of financing lease obligations	(19,874)	(18,868)
Adjusted Free Cash Flow (10)	$(286,694)	$24,181

(10)     Adjusted Free Cash Flow includes transaction and organizational restructuring costs of $3.8 million and $13.4 million for the years ended December 31, 2021 and 2020, respectively. Additionally, Adjusted Free Cash Flow includes:
•$3.9 million and $115.7 million benefit for the years ended December 31, 2021 and 2020, respectively, from Provider Relief Funds and other government grants and credits received
•$87.5 million benefit from accelerated/advanced Medicare payments received for the year ended December 31, 2020
•$20.8 million recoupment of accelerated/advanced Medicare payments for the year ended December 31, 2021
•$119.2 million one-time cash lease payment made to Ventas in connection with the Company's lease restructuring transaction effective July 26, 2020 for the year ended December 31, 2020
•$100.0 million benefit from the management agreement termination fee payment received from Healthpeak for the year ended December 31, 2020
•$72.7 million benefit from payroll taxes deferred for the year ended December 31, 2020
•$31.6 million paid during the year ended December 31, 2021 for deferred payroll taxes for the year ended December 31, 2020

Contact:
Kathy MacDonald
SVP Investor Relations
(615) 505-1968
Kathy.MacDonald@brookdale.com